Exhibit 99.1

FOR IMMEDIATE RELEASE	Media contact:
July 17, 2006	Kenneth J. Cosgrove
Chairman/CEO
Premier Commercial Bancorp
714.978.2400

PREMIER COMMERCIAL BANCORP COMPLETES
SUCCESSFUL PUBLIC OFFERING

ANAHEIM, CALIFORNIA—Premier Commercial Bancorp (OTCBB:  PCBP) completed its public offering with the sale of 799,757 shares of its common stock at $22.00 per share. Gross proceeds from the public offering were $17,594,654 with offering costs of approximately $100,000. Of the net offering proceeds, $8.7 million will be used to capitalize a new bank subsidiary in Arizona, and the remaining net proceeds of the offering will be used by Premier Commercial Bancorp for general corporate and working capital purposes and to support future growth. The Office of the Comptroller of the Currency has granted preliminary conditional approval for the organization of Premier Commercial Bancorp’s new bank subsidiary in Arizona which is anticipated to be open for business in the early fourth quarter of 2006.

“We are very pleased with the success of the public offering which was oversubscribed. The additional capital allows us to grow Premier Commercial Bank and allows us to capitalize our proposed bank subsidiary in Arizona,” commented Kenneth J. Cosgrove, Chairman and CEO.

Cautionary Statement:  Certain matters discussed in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current management expectations and, therefore, are subject to certain risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed, suggested, or implied by the forward-looking statements. Forward-looking statements are effective only as of the date that they are made, and Premier Commercial Bancorp assumes no obligation to update this information. These forward-looking statements include Premier Commercial Bancorp’s ability to grow and capitalize its proposed bank subsidiary in Arizona. In addition, these forward looking statements and Premier Commercial Bancorp’s business are subject to the risk factors described in the filings of Premier Commercial Bancorp with the Securities Exchange Commission.

About Premier Commerical Bancorp

Premier Commercial Bancorp is a registered bank holding company based in Anaheim, Calif. Premier Commercial Bank, a wholly owned subsidiary of Premier Commercial Bancorp, is a full-service bank specializing in small- to medium-size businesses, professionals, entrepreneurs and hospitality industry clients. Launched in November 2001, Premier Commercial Bank is the only independent bank with headquarters in

Anaheim. For further information, call (714) 978-2400 or visit the Web site at www.pcboc.com.